As filed with the Securities and Exchange Commission on April 25, 2006.

Registration No. 333-74842

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LAWSON SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-3469219
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

380 St. Peter Street

St. Paul, Minnesota 55102

(651) 767-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

LAWSON SOFTWARE, INC. 2001 EMPLOYEE STOCK PURCHASE PLAN (AMENDED AND RESTATED)

(Full Title of the Plans)

Bruce McPheeters, Esq.

Lawson Software, Inc.

380 St. Peter Street

St. Paul, Minnesota 55102

(Name and address of agent for service)

(651) 767-7000
(Telephone number, including area code, of agent for service)

Copies to:

Jonathan B. Abram, Esq.
Jonathan A. Van Horn, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
(612) 340-2600

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
See below (1)	N/A	N/A	N/A	N/A

(1)   No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement No. 333-74842. Therefore, no further registration fee is required.

LAWSON SOFTWARE, INC.

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to that certain Registration Statement on Form S-8 (Reg. No. 333-74842) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Lawson Software, Inc., a Delaware corporation, (“Lawson Holdings”) as the successor registrant to Lawson Software, Inc., a Delaware corporation (“Predecessor Registrant”), to reflect a reorganization of Predecessor Registrant into a holding company organizational structure.

The new holding company organizational structure was effected pursuant to a merger (the “Merger”) implemented pursuant to Section 251(b) of the Delaware General Corporation Law among Predecessor Registrant, Lawson Holdings (as successor to Predecessor Registrant) and Lawson Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Lawson Holdings (“Merger Sub”).  The Merger provided for, among other things, the merger of Merger Sub with and into Predecessor Registrant, in which Predecessor Registrant was the surviving corporation under the name “Lawson Software Americas, Inc.”

As a result of the Merger, Predecessor Registrant became a direct wholly owned subsidiary of Lawson Holdings, and Lawson Holdings is the successor issuer to Predecessor Registrant pursuant to Rule 414 of the Securities Act.

In the Merger, each share of capital stock of Predecessor Registrant issued and outstanding was converted into one share of capital stock of Lawson Holdings.  Also, as part of the Merger, each outstanding stock option to purchase shares of Predecessor Registrant’s common stock granted under any stock option, stock purchase or compensation plan or arrangement of Predecessor Registrant was converted into an option to purchase an equal number of shares of Lawson Holdings’ common stock par value $0.01 per share (the “Common Stock”), in accordance with the provisions of such stock option, stock purchase or compensation plan or arrangement.

In connection with the Merger, Predecessor Registrant assigned to Lawson Holdings all of its rights, and Lawson Holdings assumed all of Predecessor Registrant’s obligations under the Rights Agreement, dated as of July 28, 2004, as amended on June 2, 2005, by and between Predecessor Registrant and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”).  Until the occurrence of certain events specified in the Rights Agreement, the Rights will be represented by the outstanding shares of Common Stock in respect of which the rights are issued, are not transferable separately from the associated shares of Common Stock, and are automatically transferred upon transfer of the associated common stock.

In accordance with paragraph (d) of Rule 414 under the Securities Act, Lawson Holdings hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange

Act of 1934, as amended.  The applicable registration fees were paid at the time of the original filing of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, as originally filed with the Securities and Exchange Commission (the “Commission”) by Lawson Software, Inc. (the “Registrant”) or the Predecessor Registrant are hereby incorporated herein by reference:

(a)           The Predecessor Registrant’s annual report on Form 10-K for the fiscal year ended May 31, 2005, filed on August 1, 2005, as amended on September 28, 2005.

(b)           The Predecessor Registrant’s quarterly reports on Form 10-Q:  for the fiscal quarter ended February 28, 2006, filed on April 7, 2006; for the fiscal quarter ended November 30, 2005, filed on January 9, 2006; and for the fiscal quarter ended August 31, 2005, filed on October 11, 2005, as amended on October 17, 2006.

(c)           The Predecessor Registrant’s current reports on Form 8-K filed on March 31, 2006, December 15, 2005, November 21, 2005, October 5, 2005, September 16, 2005, June 30, 2005 (solely as relates to Item 5.02), June 8, 2005 and June 7, 2005.

(d)           The description of the Common Stock of the Registrant contained in the Predecessor Registrant’s Form 8-A Registration Statement filed with the Commission on November 14, 2001 and, with respect to the Registrant’s Series B Junior Participating Preferred Stock Purchase Rights, the description of the Series B Junior Participating Preferred Stock Purchase Rights contained in the Predecessor Registrant’s Form 8-A filed on July 28, 2004, including any amendment or report filed for the purpose of updating such descriptions, specifically including the reports filed by the Predecessor Registrant on Form 8-K filed on June 7, 2005.

(e)           All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Post-Effective Amendment No. 1 to the Registration Statement but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement.  Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, referred to as the DGCL, authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  As permitted by the DGCL, our certificate of incorporation provides that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL.  As permitted by the DGCL, our certificate of incorporation also includes a provision that eliminates the personal liability of our directors for monetary damages for breach of the director’s fiduciary duty, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding payments of dividends, stock purchases or redemptions which are unlawful; or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant has entered into an employment agreement with Harry Debes that requires it to indemnify Mr. Debes for expenses and liabilities incurred by Mr. Debes in any proceeding by reason of his status as a director with it to the extent permitted by Delaware law and as authorized in its certificate of incorporation.

The Registrant also maintains director and officer liability insurance.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

4.1

Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the current report on Form 8-K filed by the Registrant with the Commission on April 25, 2006).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the current report on Form 8-K filed by the Registrant with the Commission on April 25, 2006).

4.3	Rights Agreement, dated as of July 28, 2004, as amended on June 2, 2005,

between the Registrant and Mellon Investor Services LLC (incorporated by reference to Exhibit 2.1 of the registration statement on Form 8-A filed by the Predecessor Registrant with the Commission on July 28, 2004 and Exhibit 4.1 to the current report on Form 8-K filed by the Predecessor Registrant with the Commission on June 7, 2005).

5.1	Opinion of Dorsey & Whitney LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Paul, State of Minnesota, on this 25th day of April, 2006.

LAWSON SOFTWARE, INC.

/s/ Robert G. Barbieri
Robert G. Barbieri
Executive Vice President and Chief Financial Officer
(principal financial and accounting officer)

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on April 25, 2006.

Signature	Title

*	Co-Chairman
H. Richard Lawson

*	Co-Chairman
Romesh Wadhwani

*	President and Chief Executive Officer and Director
Harry Debes	(principal executive officer)

/s/ Robert G. Barbieri	Executive Vice President and Chief Financial Officer
Robert G. Barbieri	(principal financial and accounting officer)

*	Director
Steven C. Chang

*	Director
David Hubers

*	Director
Michael A. Rocca

*	Director
Paul Wahl

/s /Robert G. Barbieri
*	By Robert G. Barbieri
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the current report on Form 8-K filed by the Registrant with the Commission on April 25, 2006).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the current report on Form 8-K filed by the Registrant with the Commission on April 25, 2006).

4.3

Rights Agreement, dated as of July 28, 2004, as amended on June 2, 2005, between the Registrant and Mellon Investor Services LLC (incorporated by reference to Exhibit 2.1 of the registration statement on Form 8-A filed by the Predecessor Registrant with the Commission on July 28, 2004 and Exhibit 4.1 to the current report on Form 8-K filed by the Predecessor Registrant with the Commission on June 7, 2005).

5.1	Opinion of Dorsey & Whitney LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney.